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                                                                   Exhibit 10(q)

                            CLIENT SERVICE AGREEMENT

         This Client Service Agreement (the "Agreement") is made as of the 1st day of July, 1999 (the "Effective Date") by and between Hanger Orthopedic Group, Inc., a Delaware corporation with its principal place of business at 7700 Old Georgetown Road, Bethesda, Maryland 20814 and its subsidiaries ("Client"), and NovaCare Employee Services, Inc. ("NCES"), a Delaware corporation with its principal place of business at the Valley Forge Corporate Center, 2621 Van Buren Avenue, Norristown, Pennsylvania 19403.

                                   WITNESSETH

         WHEREAS, the Client is acquiring all the issued and outstanding shares of NovaCare Orthotics and Prosthetics, Inc., a Delaware corporation ("NovaCare O&P ");

         WHEREAS, NCES has expertise in providing comprehensive outsourced human resource solutions, including payroll, benefits procurement and management, human resource guidance, workers' compensation insurance management (including risk assessment, injury prevention and claims management);

         WHEREAS, NovaCare O&P has previously outsourced to NCES certain services functions, and co-employed the employees of NovaCare O&P (the "Worksite Employees"); and

         WHEREAS, the Client is desirous of contracting with NCES in order to enable the Client to access certain services as hereinafter described from NCES for the benefit of the Worksite Employees.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein contained, and intending legally to be bound, the parties hereby agree as follows:

1.       Parties' Intent

         Client and NCES understand and intend that, under this Agreement, NCES will assume certain rights and duties of a co-employer to assist the Client in the provision of certain services to Worksite Employees located at NovaCare O&P Client worksites.

2.       Term and Termination.

         2.1 Initial Term. The initial term (the "Initial Term") of this Agreement shall be from July 1, 1999 through December 31, 1999.


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         2.1.2 Renewal Term. This Agreement may be renewed by Client at its option upon the same terms and conditions for two additional six-month terms (each a "Renewal Term") upon the delivery of written notice by the Client to NCES at least thirty (30) sixty (60) days prior to the expiration of the Initial Term and any subsequent Renewal Term.

                  2.1.3 Termination.

                       2.1.3.1 By NCES. NCES may terminate this Agreement upon delivery of written notice to Client in the event that:

                            (a) Client fails to pay any sums due hereunder, and
such failure continues for three (3) business days after written notice thereof is received by Client via either national overnight delivery service (e.g., Federal Express) or certified or registered mail, return receipt requested, postage prepaid. NCES agrees that Client's payment of such sum in no way affects Client's right to challenge NCES thereafter and pursue its rights pursuant to the dispute resolution provision contained in this Agreement.

                            (b) Client fails at any time after the receipt of
written notice thereof from NCES to promptly procure or maintain any insurance coverage required to be procured and/or maintained by the Client under this Agreement;

                            (c) Client fails to perform or observe any duty,
obligation or covenant contained in this Agreement other than those set forth in subparagraph (a) or subparagraph (b) above, and such failure continues for ten
(10) calendar days after written notice thereof is received by Client via either national overnight delivery service (e.g., Federal Express) or certified or registered mail, return receipt requested, postage prepaid; provided, however, in the event Client promptly commences efforts to cure such matter within such 10-day period and thereafter Client continues to diligently pursue such cure efforts, then such claimed failure by Client to perform under this Agreement shall not be a basis for which NCES may attempt to terminate this Agreement;

                            (d) Client becomes insolvent (that is, unable to pay
its debts as they mature or in accordance with customary business practice) or commits an act of bankruptcy, or applies for, consents to, or acquiesces in the appointment of a trustee or a receiver for it or any of its property, or, in the absence of such application, consent or acquiescence, a trustee or receiver is appointed for Client or for a substantial part of its property and is not discharged within thirty (30) days thereof, or if any bankruptcy, insolvency, dissolution or liquidation proceeding is instituted by or against Client and is consented to or acquiesced in by Client or is not dismissed within thirty (30) days;

                            (e) there occurs the termination, cessation or
liquidation of the Client's business;

                            (f) any representation, warranty or statement of
material fact made in this Agreement by Client is false or misleading in any material respect;

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                            (g) changes in federal, state or local law,
regulation or controlling legal interpretation occur that make it legally impossible or economically impractical for NCES to carry out its obligations hereunder in the jurisdiction(s) as to which it exercises its right to terminate; provided, however, that in the case of a claim by NCES that it is economically impractical for NCES to carry out its obligations hereunder, then in such event the termination of this Agreement by NCES shall not be effective until sixty (60) days after NCES has delivered written notice of such desired termination by NCES to the Client provided Client reaffirms that it shall pay NCES all sums due under this Agreement during the sixty (60) day period;

                            (h) Client fails to comply within a reasonable
period of time, as dictated by the circumstances, after receipt by the Client of written notice from NCES with any reasonable written directive from (i) NCES regarding health and safety, which NCES directive is required by law to be complied with by the Client, (ii) NCES' workers' compensation carrier with respect to Worksite Employees, or (iii) any government agency with jurisdiction over the subject health or safety matter applicable to Worksite Employees; or

                            (i) Client willfully or materially misrepresents
workers' compensation or Fair Labor Standards Act classification or willfully or materially inaccurately reports employee payroll hours, pay rate or salary.

                  2.1.3.2 By Client. Client may terminate this Agreement upon delivery of written notice to NCES in the event that:

                            (a) NCES fails to pay any sums required to be paid
hereunder by NCES as co-employer of the Worksite Employees (i) to or on behalf of any Worksite Employee or (ii) to a governmental agency, insurance carrier, third party administrator or other third party;

                            (b) NCES fails at any time to procure or maintain
insurance coverage required to be procured and/or maintained by NCES under this Agreement;

                            (c) NCES becomes insolvent (that is, unable to pay
its debts as they mature or in accordance with customary business practice) or commits an act of bankruptcy, or applies for, consents to, or acquiesces in the appointment of a trustee or a receiver for it or any of its property, or, in the absence of such application, consent or acquiescence, a trustee or receiver is appointed for NCES or for a substantial part of its property and is not discharged within thirty days thereof, or if any bankruptcy or insolvency proceeding, or any dissolution or liquidation proceeding, is instituted by or against NCES and is consented to or acquiesced in by NCES or is not dismissed within thirty (30) days;


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                            (d) there occurs the termination, cessation or
liquidation of NCES' business;

                            (e) any representation, warranty or statement of
material fact made or furnished to Client or Client's representatives by or on behalf of NCES, or any document, instrument or other paper submitted to Client or Client's representatives by or on behalf of NCES, is false or misleading in any material respect; or

                            (f) NCES fails to perform or observe any material
duty, obligation or covenant contained in this Agreement other than those set forth in subparagraph (a), subparagraph (b) or subparagraph (c) above, and such failure continues for ten (10) calendar days after written notice thereof is sent to NCES by overnight delivery service (e.g., Federal Express) or by certified or registered mail, return receipt requested, postage prepaid, unless such cure cannot reasonable be achieved within such timeframe, using commercially reasonable efforts, in which case the applicable cure period shall be as is reasonable under the circumstances;

3.       Fees.

         3.1      Calculation of Fees

         For the Initial Term and the Renewal Terms under this Agreement, commencing July 1, 1999, the fees shall be determined in accordance with this
Section 3.1.

               3.1.1 Payroll Fees. The following Client payments will be processed by NCES and billed to Client:

               (a) gross earnings, including salary, wages, bonus, vacation time, paid time off, sick time, commissions and severance pay (before deductions, whether before tax or after tax, all of which deductions, including but not limited to deductions for employee contributions to retirement or 401(k) plans, and employee loan repayments, advances and garnishments, shall be made by NCES and promptly remitted by NCES to the Client or such third-party as designated by the Client, with the Client hereby designating INVESCO as the third-party administrator of the 401(k) plan to cover the Worksite Employees to whom NCES must promptly remit all employee contributions to the 401(k) plan) paid to Worksite Employees;

               (b) the employer's portion due under the Federal Insurance Contributions Act (FICA), Federal Unemployment Tax Act (FUTA) and State Unemployment Tax Act (SUTA) attributable to gross earnings in accordance with regulations promulgated under each such Acts;

               (c) the employer's portion of any employee benefit plan contributions, which amount shall be promptly remitted by NCES to the appropriate third-party designated by the Client which is administering each particular employee benefit plan for

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the benefit of the Worksite Employees (with the Client hereby designating
INVESCO as the third-party administrator of the 401(k) plan to cover the Worksite Employees to whom NCES must promptly remit all employer contributions to the 401(k) plan) in accordance with applicable law; and

               (d) the net amount of expense reimbursement and any other cash payment to a Worksite Employee that is included in a paycheck at the request of Client but is not includable in gross earnings for federal or state tax purposes.

               3.1.2 Benefits/Risk Management Fees. For Benefits/Risk Management Responsibilities assumed hereunder, which are more specifically described in
Section 4.2 herein, Client shall pay NCES the fees identified in Schedule 3.1.2.

               3.1.3 Administrative Fees. For Administrative Responsibilities assumed hereunder, which are more specifically described in Section 4.3 herein, Client shall pay NCES the fees identified in Schedule 3.1.3.

               3.1.4 Additional Fees. Client may request NCES to assume additional responsibilities pursuant to Section 4.4 below (hereinafter referred to as "Additional Responsibilities"). The fee for such Additional
Responsibilities shall be set forth in a schedule to this Agreement (Schedule 3.1.4).

         3.2      Payment of Fees.

               3.2.1 Payroll and Benefits/Risk Management Fees. On or before each payroll date, Client shall fund an account with the amount of the Payroll Fees and Benefits/Risk Management Fees (the "Payroll Draw Account") in advance of each payroll payment date applicable to Worksite Employees. NCES shall have the right to draw against the Payroll Draw Account an amount equal to the Payroll Fees and Benefits/Management Fees applicable to Worksite Employees for the applicable payroll payment date. The Payroll Draw Account shall be the sole property of the Client and NCES shall only have the right under this Agreement to make appropriate withdrawals therefrom for the purposes herein described. Client agrees to collect, verify and transmit to NCES' administrative office, no less than seven (7) business days before each NCES payroll date applicable to Worksite Employees, any information in the possession of the Client which is required by NCES to determine correctly and accurately the amount of the payment due to be paid by NCES to or on behalf of Worksite Employees. If Client defaults in paying the amounts due to be paid by Client into the Payroll Draw Account and NCES nevertheless continues to pay wages for Worksite Employees at the rates due to such Worksite Employees, then the Client shall promptly reimburse NCES for the shortfall amount due in the Payroll Draw Account. Additionally, Client agrees to promptly inform NCES of any situation in which payment will not be made by the Client into the Payroll Draw Account, in which case NCES shall not be required to make payments from the Payroll Draw Account in excess of the amount in the Payroll Draw

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Account. NCES shall be responsible for the creation and delivery to the Client of all information relating to all NCES withdrawals from the Payroll Draw
Account.
               3.2.2 Client is responsible for all sales, franchise and use taxes applicable to the states in which business is being conducted. If NCES pays such taxes on behalf of Client, NCES shall include such amounts in its invoice for services.

4. NCES's Responsibilities.

         4.1 Payroll Responsibilities. NCES shall be responsible for and shall perform the following functions ("Payroll Responsibilities") on behalf of NovaCare O&P Client with respect to all Worksite Employees in consideration of the payment of Payroll Fees:

               (i) Payment and distribution of wages based on hours, wage and salary rates and other information supplied by Client, including application of set-offs owed to Client and implementation of garnishment orders, together with the withholding of all applicable wage deductions, including but not limited to deductions for employee contributions to retirement or 401(k) plans, and employee loan repayments, advances and garnishments, which deductions shall be made by NCES and promptly remitted by NCES to the Client or such appropriate third-party as designated by the Client, with the Client hereby designating INVESCO as the third-party administrator of the 401(k) plan to cover the Worksite Employees to whom NCES must promptly remit all employee contributions to the 401(k) plan from the Worksite Employees;

               (ii) Calculation of Paid Time Off (in accordance with Client's policies);

               (iii) Payment of sign-on, relocation and other bonuses; responsibility for monitoring situations in which such payments are owed back to Client and taking reasonable steps to collect or offset such amounts from subsequent pay;

               (iv) Collection, reporting and payment of applicable federal, state and local payroll taxes (including state unemployment insurance as provided under Section 4.2(iii) hereof);

               (v) Calculation and payment of the employer's portion of any employee welfare benefit plan contributions;

               (vi) Payment of expense reimbursement and any other non-wage payments to Worksite Employees, as requested by Client; and

               (vii) Payment of any and all accrued paid time off earned by any Worksite Employee who is covered under this Agreement.


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         4.2 Benefits Administration Responsibilities. NCES shall be responsible for and shall perform the following functions on behalf of NovaCare O&P Client with respect to Worksite Employees in consideration of the payment of Benefits
Fees:

               (i) Collection of employee contributions, payment of premiums and administration under the Plans;

               (ii) Funding of Plans that require funding within the time required by law;

               (iii) Reporting and payment of applicable state unemployment insurance;

               (iv) Administration of unemployment compensation claims; and

               (v) Payment of workers' compensation insurance premiums and administration and management of workers' compensation claims, including payment of claims not paid by an insurance carrier or other third party and the payment of all additional monies which may become due with respect to workers' compensation insurance, whether due by audit or otherwise;

         4.3 Human Resource Administrative Responsibilities. NCES shall be responsible for and shall perform the following functions on behalf of NovaCare O&P Client with respect to Worksite Employees in consideration of the payment of Administrative Fees:

               (i) Completion, reporting and maintenance of payroll and Plan records, with the exception of records of hours worked, which shall be collected, verified and maintained by Client, provided that Client shall make available to NCES copies of such records of hours worked as NCES may require for the purpose of maintaining the Plans;

               (ii) Analysis, transfer and integration of payroll and benefits for (a) all additional persons, if any, who are designated as new and additional Worksite Employees in writing by the Client to NCES, and (b) Worksite Employees whose employment is terminated;

               (iii) Operation of an employee service center for Client management and Worksite Employees with access for the purpose of making changes and resolving questions relating to Plans and paychecks, including the maintenance of a toll free "800" telephone number which may be utilized by Worksite Employees and the Client for purposes of reporting and processing claims and reports relating to Plans, benefits and paychecks, with NCES agreeing to respond to the Client or the subject Worksite Employee no later than the next business day following each inquiry, report and/or call made by the Client or such Worksite Employee to this employee service center;


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               (iv) Provision of standardized reports, on a mutually determined basis, as reasonably requested by Client, reports regarding payroll, human resources reports, turnover, employee rosters and workers' compensation claims experience reports; and provision of specialized forms, in form and content reasonably requested by Client, subject to the capacity of the mutually determined systems to produce requested formats, prepared and delivered in a reasonably prompt timeframe, with samples of such reports and their applicable detail of information being attached as Schedule 4.3(iv) hereto.

               (v) Record Maintenance - maintain accurate and complete personnel files for active and terminated employees to the extent such information is provided by Client or otherwise available to NCES, including all information required by state and federal law and by the policies and procedures of Client, including, but not limited to, information relating to performance appraisals, I-9 forms, records of disciplinary action and staff certification and all employee status changes, with all such records being maintained within the timeframes and contents as required by federal law and the guidelines of the Internal Revenue Service.

               (vi) NCES shall make changes, which are reasonably requested by the Client and acceptable to NCES, to the database of information relating to the Worksite Employees which is maintained by NCES.

               (vii) NCES represents to the Client that all systems and information maintained by NCES which affect the Client, NovaCare O&P and/or the Worksite Employees shall be Y2K compliant.

               (viii) NCES shall provide the Client with complete electronic tape back-up copies in the retrievable format in which such data is currently stored by NCES (in a non-ASCII format) of the payroll, human resources and benefits systems of NCES which relate to the Worksite Employees, with such complete electronic tape back-up copies to be provided by NCES to the Client at the following times: (i) within thirty (30) days of the commencement of this Agreement; upon the commencement of the Initial Term, (ii) sixty (60) days prior to the expiration of any term whether Initial or Renewal on March 31, June 30, September 30 and December 31 of each calendar year during the Initial Term and all Renewal Terms under this Agreement, and (iii) within five (5) ten (10) business days of the termination of this Agreement.

               (ix) NCES agrees that NCES shall not process under this Agreement, and the Client shall not be liable in any manner for, any payroll, medical, dental or other benefit costs or expenses relating to any matter involving any Worksite Employees which occurs prior to July 1, 1999.

                  (x) NCES agrees to complete and provide to the Client an SAS 70 report upon each of (i) the commencement of the Initial Term, (ii) promptly after December 31, 1999 for the period then ended on December 31, 1999, (iii) for each annual calendar period thereafter during any Renewal Term, and (iv) within five (5) business days of the termination of this Agreement.


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               (xi) NCES agrees to be responsible to properly administer in a timely manner all obligations of the Client with respect to the Worksite Employees to issue certificate of creditable coverage on all group health plans under the Health Insurance Portability and Accountability Act (HIPPA).

         4.4 Additional Responsibilities. NCES may assume additional responsibilities not covered by Sections 4.1-4.3 above if requested in writing by the Client. Any such additional responsibilities shall be provided pursuant to a written addendum to this Agreement, executed by both parties, setting forth the services to be provided and the fee for such services.

5.       Rights, Duties and Obligations of Client.

         5.1 Supervision of Employees. Client and its subsidiaries, including NovaCare O&P, will be solely responsible for the supervision, direction and termination of Worksite Employees in carrying out the work of Client's business, and shall provide all instrumentalities (including uniforms, tools, equipment and other supplies) which in the sole opinion of Client are necessary to the performance by the Worksite Employees of their job functions with Client and its subsidiaries, including NovaCare O&P.

         5.2 Reports of Hours Worked. In order for NCES to make accurate payments to Worksite Employees on behalf of Client, Client shall (i) maintain accurate records of actual time worked by Worksite Employees,(ii) make accurate reports of time worked by Worksite Employees to NCES in accordance with the requirements of the Fair Labor Standards Act and any applicable similar state law, (iii) submit actual time worked in a mutually determined format and (iv) verify the accuracy of such reports. Client shall maintain the records required to be kept under this Section 5.2 for such period of time as Client deems necessary or in accordance with Client's record retention policies, provided, however, such policies are consistent with applicable law.

         5.3 Employment Decisions. Any common-law employee or contractual employee of NovaCare O&P Client shall be deemed a Worksite Employee hereunder. Client shall determine employment eligibility of all Worksite Employees. If a Worksite Employee is required to possess or maintain a license, or to be supervised by a supervisor who is required to possess or maintain a license, Client shall be responsible for verifying such licensure or providing such required supervision. In taking any adverse action with respect to the pay, conditions of employment or employment status of a Worksite Employee (an "Adverse Action"), Client shall comply with applicable law governing employment. Worksite Employees who are supervisory employees shall be required to comply with applicable law.

         5.4 Employee Benefit Plans. NCES and Client mutually agrees to adopt, as its own, the Welfare Benefits and Flexible Benefits Programs identified in
Schedule 5.4 for the benefit of Worksite Employees. NCES and Client shall be solely liable for the costs associated with the actual benefits provided by each of them under such plans.


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         5.5 Financial Controls. Client accepts sole responsibility for accounting and other financial control policies (and fidelity bonding requirements) applicable to the Worksite Employees or their conduct, other than the duties that NCES has agreed to provide under the terms of this Agreement.

         5.6 Compliance With Law. Client accepts sole responsibility for compliance with all provisions of law applicable to Worksite Employees, other than those laws relating to the duties that NCES has agreed to provide to Client under the terms of this Agreement.

         5.7 Safety. Client shall report to NCES all accidents in which a Worksite Employee is injured promptly (by telephone to NCES's insurance carrier's (Liberty Mutual) toll free "800" telephone number within one working day of Client's knowledge of an injury, and report such injury in writing by fax within forty-eight (48) hours) to NCES or NCES's designee. Client shall cooperate in any safety inspection or investigation of a worksite injury conducted by or on behalf of NCES. Client shall reasonably cooperate with NCES in returning injured Worksite Employees to work in available modified duty positions and in making reasonable accommodation under applicable disability laws and the requirements thereunder. NCES retains a right of direction and control regarding the management of safety as same affects any Worksite Employee so long as the exercise of such right by NCES does not unreasonably interfere with the business conducted by the Client and NovaCare O&P through the Worksite Employees.

         5.8 COBRA. NCES shall be responsible for all obligations to provide continued health care coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA Coverage") to each current and former Worksite Employee (and their dependents, if applicable) who is eligible for such COBRA Coverage on the effective date hereof.

         5.9. Provision of Information. Client shall provide to NCES such true and accurate information as NCES may request as necessary to comply with requirements of law with respect to Client's ownership and organizational structure and compensation packages of its senior executives and structure and operation of benefit plans offered to Worksite Employees by Client. NCES shall provide to the Client such true and accurate information as the Client may request as necessary to comply with requirements of law, rules or regulations to which the Client is subject and with respect to Client's financial and legal reporting requirements.

         5.10. Changes in Policies and Procedures. Client shall notify NCES of all changes by Client or NovaCare O&P to policies, processes and procedures affecting all services provided by NCES under this Agreement. NCES shall not be required to provide any greater services to the Worksite Employees for the benefit of the Client or NovaCare O&P than the level and type of services provided under the terms of this Agreement and


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the Schedules attached hereto, unless otherwise agreed to in writing and signed by both the Client and NCES.

6. Rights, Duties and Obligations of NCES.

         6.1 Compliance With Law. Provided that Client has given to NCES all information required hereunder, NCES accepts sole responsibility for compliance on behalf of the Client and NovaCare O&P with the following provisions of law applicable to Worksite Employees:

               (i) all rules and regulations governing the reporting, collecting and payment of federal and state payroll taxes on wages paid under this Agreement, including, but not limited to, a) federal income tax withholding provisions of the Internal Revenue Code, b) state and/or local income tax withholding provisions, if applicable, c) Federal Insurance Contributions Act
(FICA), d) Federal Unemployment Tax Act (FUTA), and e) applicable state unemployment tax provisions;

               (ii) applicable workers' compensation laws including, but not limited to, a) procuring workers' compensation insurance and the payment of all costs, premiums, charges and expenses relating thereto, including such insurance required by monopolistic states (being states which require workers compensation insurance to be obtained from such state itself), b) completing and filing all required reports, and c) administering, managing, and otherwise processing claims and related procedures, with NCES being solely liable for any and all monies which are found or claimed as due with respect to Worksite Employees, whether such additional money is found to be due by audit or otherwise;

               (iii) Internal Revenue Code Section 4980B, subject to the provisions of Section 5.8;

               (iv) Section 1324A(b) of the Immigration Reform and Control Act of 1986, assuming that Client has provided to NCES all necessary and accurate documentation required by such law;

               (v) the Consumer Credit Protection Act, Title III; and

               (vi) the Fair Labor Standards Act, 29 U.S.C. Sections 201 et seq., based solely on information provided by Client pursuant to Section 5.2 hereof.

7.       Effect of Termination.

               7.1 COBRA. In the event of termination of this Agreement, the Client shall immediately provide coverage under a "group health plan" (as defined in Section 4980B(g)(2) of the Code) to all applicable Worksite Employees and their dependents who were eligible for coverage under any NCES group health plan immediately before such


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event. The Client's group health plan provided under the preceding sentence shall not contain any exclusion or limitation with respect to any pre-existing condition applicable to any Worksite Employees or their dependents.

         7.2 Accrued Pay. If this Agreement is terminated, the Client will be liable for the provision to Worksite Employees of such services, including any accrued pay whether for unused sick, vacation or other paid time off, as Client is required to provides to its employees; provided, however, that nothing hereunder shall excuse NCES from its obligation to either complete the performance of any of its duties hereunder which NCES has commenced to perform prior to such termination of this Agreement or provide all necessary assistance to the Client to complete such duties formerly performed by NCES under this Agreement, all so that neither the Worksite Employees norNCESare adversely affected by the non-performance of such duties by Client.

         7.3 Survival. The indemnification, contribution and duty to cooperate provisions of this Agreement shall survive the expiration of this Agreement or other termination of this Agreement indefinitely.

         7.4      Duration of Obligations.

                  7.4.1 Upon the termination of this Agreement for any reason, the parties shall continue to have the following obligations through and including the termination date:

               (i) NCES shall have the obligation to pay all wages and benefits payable to the Worksite Employees from the amounts provided by NovaCare O&P therefor through and including the termination date. If NCES makes any payment, authorized by Client or otherwise required by law, to any of the Worksite Employees after this Agreement has been terminated, NCES shall be entitled to full reimbursement for such expenditures;

               (ii) Except as otherwise provided herein, all obligations of NCES under this Agreement to maintain any workers' compensation insurance or health care coverages on behalf of the Worksite Employees shall cease, effective as of the termination date, or as otherwise provided under the terms of the insurance or health care coverages being provided by NCES to the Worksite Employees. If applicable, all such Worksite Employees shall be immediately informed by Client that they are no longer covered by any workers' compensation insurance or health care policies of NCES. NCES shall immediately be released from such obligations as are permitted by law, except that NCES shall remain responsible for the management and cost of workers' compensation claims that have been incurred no later than the effective date of the termination of this Agreement; and


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               (iii) Client and NCES each shall have the obligation to pay all fees payable by each of them in accordance with the provisions of this Agreement, which are attributable to the period ending on the termination date.

         8.       Indemnification.

                  8.1 Indemnification. NCES and the Client (each an "Indemnifying Party") each agree to indemnify, hold harmless, protect and defend the other party (the "Indemnified Party"), and its respective subsidiaries, affiliates, officers, directors, agents, attorneys and employees from any claims, expenses (including court costs and attorneys' fees), damages and liabilities (collectively hereinafter referred to as "Damages"), from claims, actions, suits, judgments or settlements arising out of negligence, malpractice, tortious conduct, violation of any statute, law, or regulation by the Indemnifying Party, , the breach of any of obligations or warranties of the Indemnifying Party under this Agreement, or any action by the Indemnifying Party or its agents which may result in a violation of any law or regulation, including, but not limited to, Damages allegedly arising out actions of any kind. The Indemnified Party shall give the Indemnifying Party prompt written notice of any claim for which indemnification will be sought hereunder, shall cooperate in the investigation and defense of any such claim and shall not settle or compromise any such claim without the approval of the Indemnifying Party unless the Indemnifying Party fails to provide evidence of ability to pay a judgment in excess of the proposed settlement amount. Notwithstanding anything herein to the contrary, NCES agrees that NCES shall be solely liable for all costs, expenses, charges, liabilities and Damages of any type which relate to workers' compensation matters., including but not limited to losses of any type, including loss adjustment expense, within any workers compensation deductible amount.

                  8.2 Indemnification by NCES. NCES assumes responsibility for the payment of wages to the Worksite Employees without regard to payments by Client to NCES, although in doing so NCES does not waive or limit any claim against Client. NCES agrees to indemnify, hold harmless, protect and defend Client, its subsidiaries and affiliates and each of their officers, directors, agents, attorneys and employees from and against any claims, expenses (including attorneys' fees and court costs), damages and liabilities from claims, actions, suits, judgments or settlements arising out of NCES's breach of its obligations or warranties under this Agreement or any action by NCES or its agents or employees (other than Worksite Employees) which may result in a violation of any law or regulation, except violations resulting from conduct of Worksite Employees or worksite conditions. Client shall give NCES prompt written notice of any claim for which indemnification will be sought hereunder, and shall cooperate in the investigation and defense of any such claim and shall not settle or compromise any such claim without the approval of NCES. Where Client has followed or complied with a request or recommendation of NCES or otherwise properly relied on information supplied by NCES, it shall be relieved of any responsibility and any damages for such actions (unless Client has failed to comply with its obligations hereunder to provide accurate information to NCES) and NCES shall indemnify and hold Client harmless from and against any and all liabilities arising therefrom.

9.       Representations and Warranties.

         9.1 Fair Labor Standards Act. NCES agrees not to withhold, except for any withholding that are order pursuant to a garnishment, child or domestic support order, or tax levie, a payment to any Worksite Employee absent express permission from the Client, or in any manner, or by any device, act in violation of, cause, or seek to cause a violation of any applicable federal, state or local law, ordinance, or regulation pertaining to the terms, conditions, and services of this Agreement. Client further warrants that it shall not make any taxable payment of any kind, except profit-sharing or pension plan distributions pursuant to the terms of a qualified plan, to any Worksite Employee covered by this Agreement, and that any such payment shall be a breach of this Agreement, and at the election of NCES, grounds for immediate termination of this Agreement.

         9.2 Employment Matters. NCES and Client warrant that there are no collective bargaining agreements binding upon either party that affect the Worksite Employees, and that there are no pending governmental investigations or any lawsuit material in nature related to the Worksite Employees, the working conditions of the Worksite Employees, the products or services produced or provided by the Worksite Employees or any other matters affecting the performance of either party under this Agreement except as otherwise disclosed in writing to the affected party in a Schedule attached to this Agreement. Client warrants that all hazardous materials, if any, on its premises are maintained, stored and disposed of in accordance with applicable law. Client agrees to provide any and all protective safety equipment required for safe performance of job duties or required under local, state or federal law.

         9.3 Primary Obligor for Worksite Employee Compensation. Accept as otherwise provided in this Agreement, the parties agree that the Client, and not NCES, shall have the primary responsibility for any and all compensation due to Worksite Employees; provided, however, that such compensation shall, during the term of this Agreement, be paid by NCES in a timely manner from the funds provided to NCES by the Client for such purposes under the terms of this Agreement.

         9.4 APB Opinion No. 25. The parties agree, and each represent and warrant to the other, that only Client may use the rules of APB Opinion No. 25 to account for the equity compensation paid to a Worksite Employee.

         9.5 Confidentiality. NCES and Client each acknowledge and agree that it may obtain knowledge of "confidential information" as hereinafter defined concerning the other party. As used herein, "confidential information" means any information, (including, without limitation, manuals, trade secrets, protocol, methods, formula, pattern, device, plans, process, drawings, designs, specifications, schematics, prototypes and other compilation of information or technical know-how) which is, or is designed to be, used in the business of such party, and is private or confidential and is not generally known or available to the public. Client and NCES each agree that it will not, either during the term of this Agreement or thereafter until the expiration of a period of ten (10) years following the termination of this Agreement, use or disclose any such confidential information except as otherwise specifically contemplated in this Agreement.

10. Workers' Compensation. NCES shall provide all necessary workers' compensation insurance for Worksite Employees in compliance with applicable law. Workers performing services for the Client not covered by this Agreement and who are not co-employees of NCES shall not be covered by NCES' workers' compensation insurance.

11. Insurance. During the Initial Term of this Agreement and any Renewal Term, NCES shall obtain and maintain the following types of insurance:

         11.1 Automobile. Each party shall obtain and maintain automobile liability insurance for all owned, non-owned, and hired vehicles used in connection with the work performed on its premises or in connection with its business, and will cause its insurance carrier to issue a Certificate of Insurance evidencing same to the other party, naming the other party as a certificate holder and allowing not less than thirty (30) days' notice of cancellation or material change. The policy shall insure against liability for bodily injury and property damage, with a minimum combined single limit of One Million Dollars ($1,000,000) and Uninsured Motorist or PIP equivalent coverage of at least the minimum limits required by the State where a "no fault" law shall apply.

         11.2 General Liability. Client and NCES shall each obtain and maintain throughout the Initial Term and any applicable Renewal Term of this Agreement general liability insurance and cause their respective insurance carriers to name each other as certificate holders and which certificate shall provide for not less than thirty (30) days' prior written notice to the affected party of any cancellation or material change. The minimum requirement shall be One Million Dollars ($1,000,000) combined single limit, and Three Million Dollars ($3,000,000) aggregate limit. If Client renders professional services, it shall obtain and maintain throughout the term, and any succeeding terms of this Agreement, professional liability coverage as applicable, and will cause its insurance carrier to issue a Certificate of Insurance evidencing same to NCES allowing not less than thirty (30) days' notice of cancellation or material change. Unless otherwise agreed to, such policy shall have a combined single limit of not less than One Million Dollars ($1,000,000), Three Million Dollars ($3,000,000) aggregate limit.

         Client agrees that NCES shall not provide any general liability insurance coverage for products liability, completed operations or professional liability for any Worksite Employee or the Client. Client shall further agree that NCES shall have no obligation to provide any form of automobile insurance coverage on behalf of any Worksite Employee or for Client.

12.      Miscellaneous.

         12.1 Third Party Rights. This Agreement is intended solely for the mutual benefit of the parties hereto and does not create any rights of any kind in a third party.

         121.2 Integration. This Agreement and the Schedules attached hereto and incorporated as if set forth in full herein constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter.

         12.3 Waiver. Failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach nor affect the effectiveness of this Agreement, nor any part thereof, nor prejudice either party as regards to any subsequent action.

         121.4 Governing Law. This Agreement shall be subject to the laws of the State of Delaware; provided, however, that the parties agree that subject matter jurisdiction, personal jurisdiction and venue shall be in a Federal court of competent jurisdiction which is located in or nearest to the city of Philadelphia, Pennsylvania.

         12.5     Dispute Resolution.

                  12.5.1 Arbitration. The parties shall attempt amicably to resolve disagreements by negotiating with each other. In the event that the matter is not amicably settled through negotiation, any controversy, dispute or disagreement arising out of or relating to this Agreement (a "Controversy") shall be resolved exclusively by binding arbitration, which shall be conducted by a three-person panel of arbitrators in the Philadelphia, PA area, in accordance with the J-A-M-S/ENDISPUTE Streamlined (in the case of a dispute within the scope of the Streamlined Rules and Procedures) or Comprehensive Arbitration Rules and Procedures (the "Rules"). The parties agree that notwithstanding anything to the contrary contained in the Rules, the arbitrators shall not award consequential, exemplary, incidental, punitive or special damages unless the party found to be at fault has been negligent or willful in its acts or omissions. The prevailing party shall further be entitled to payment by the non-prevailing party of reasonable legal fees and all costs incurred by the prevailing party in such arbitration proceedings.

                  12.5.2 Procedure. It is agreed that if any party shall desire relief of any nature whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time, but in no event more than twelve (12) months after the facts underlying said Controversy first become known to the party seeking relief. The failure of such party to institute such proceedings within said period shall be deemed a full waiver of any claim for such relief. The non-prevailing party shall reimburse the prevailing party for reasonable costs of said arbitration. The parties agree that the decision and award of the arbitrators shall be final and conclusive upon the parties, in lieu of all other legal, equitable (except as provided in 12.5.3. below) or judicial proceedings between them, and that no appeal or judicial review of the award or decision of the arbitrators shall be taken, but that such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought.

                  12.5.3. Equitable Relief. The parties recognize that irreparable injury may result from a breach of this Agreement and that money damages may be inadequate to fully remedy the injury. Therefore, either party may, in any such instance, seek and obtain from a court of competent jurisdiction one or more preliminary or permanent orders designed to maintain the status quo ante pending the results of the arbitration proceedings by (i) restraining and enjoining any act that would constitute a breach or (ii) compelling the performance of any obligation that, if not performed, would constitute a breach. Any relief awarded under this paragraph shall be dissolved upon issuance of the arbitrators' decision and order.

         12.6 Client Intellectual Property Rights. The Client shall own any and all intellectual property rights incident to any and all process, products, inventions and discoveries that are created or invented by a Worksite Employee. The Client shall bear any and all costs associated with any copyrights, trademarks or patents that Client chooses to obtain to protect Client's intellectual property rights.

         12.7 Duty to Cooperate. In the event that a Worksite Employee or a government agency or entity files any type of claim, lawsuit or charge against NCES, Client or both, alleging a violation of any law or failure to do something which was otherwise required by law, the Client and NCES mutually agree to cooperate with each other in the defense of any such claim, lawsuit or charge. NCES and the Client will make available to each other upon request any and all documents that either party has in its possession which relate to any such claim, lawsuit or charge, unless such document relates to a claim that wither party may have against the other party. However, neither party shall have the duty to cooperate with the other if the dispute is between the parties themselves, nor shall this provision preclude the raising of cross claims or third party claims between the Client and NCES.

         12.8 Severability. Should any term, warranty, covenant, condition, or provision of this Agreement be held to be invalid or unenforceable, the balance of this Agreement shall remain in force and shall stand as if the unenforceable part did not exist. The captions in this Agreement are provided for convenience only and are not part of the terms and conditions of this Agreement.

         12.9 Modification and Implementation. Any modifications to this Agreement must be in writing and executed by NCES and the Client to be enforceable.

         12.10 No Partnership. Nothing set forth herein shall be deemed to create a partnership or joint venture between the Client and NCES and no fiduciary duty shall arise from the relationship created herein.

         12.11 Notification of Termination to Employees; Non-solicitation. If for any reason this Agreement is terminated, NCES will notify all Worksite Employees of whom it is aware of the termination of this Agreement and the cessation of services by NCES. NCES agrees that during the term of this Agreement and from and after its termination for any reason, NCES and any party controlled by NCES shall not, without the prior written consent of the Client and except as otherwise provided in this Agreement, knowingly solicit for hire any of the Worksite Employees, nor interfere with the continued employment of such persons solely by the Client. In the event of the termination of this Agreement for any reason, NCES agrees that it shall thereafter refrain from claiming or asserting any employment relationship with any Worksite Employee, except only to the limited extent as may be necessary for NCES to complete the provision of any services or benefits to any Worksite Employees.

         12.12 Assignment. Neither party may assign this Agreement nor any rights or duties hereunder without the prior written consent of the other party and any attempted assignment without the prior written consent by the other party shall be null and void and constitute a material breach of this Agreement; provided, however, that a change in control or ownership of the stock of NCES shall not be deemed to be an assignment of this Agreement for which consent by the Client will be required.

         12.13 Intention of the Parties. The intention of the parties with respect to allocation between them of rights, duties and obligations is as set forth in this Agreement. To the extent that the law of any state requires a different form of agreement to effect the intention of the parties, the parties agree to negotiate in good faith and to execute separate agreements applicable to such state.

         12.14 Counterparts. This Agreement may be signed in one or more counterparts, each of which when executed shall be deemed an original and together shall constitute one and the same instrument

         12.15 Conflict. The parties agree that in the event of any conflict or inconsistencies between the terms and provisions of this Agreement and the terms and provisions of the Stock Purchase Agreement, dated April 2, 1999, as amended on May 19, 1999 and June ___, 1999, then in such event the terms and provisions of such Stock Purchase Agreement shall control.


                    (Signatures appear on the following page)

Hanger Orthopedic Group, Inc.               NovaCare Employee Services, Inc.
for itself and as Agent for its
Subsidiaries


By: ________________________________        By:______________________________
      Richard A. Stein                            Aven A. Kerr
      Executive Vice President and                Executive Vice President and
            Chief Financial Officer                    Chief Operating Officer

____________________________________        __________________________________
Date                                        Date

                  [LIST AND ATTACH ALL EXHIBITS AND SCHEDULES]

Hanger Orthopedic Group, Inc.           NovaCare Employee Services, Inc.
for itself and as Agent for its
Subsidiaries



By:                                     By:  /s/ Aven A. Kerr
   ---------------------------------       ---------------------------------
    Richard A. Stein                        Aven A. Kerr
    Executive Vice President and            Executive Vice President and
      Chief Financial Officer                 Chief Operating Officer


                                           July 1, 1999
------------------------------------    ------------------------------------
Date                                    Date

Hanger Orthopedic Group, Inc.           NovaCare Employee Services, Inc.
for itself and as Agent for its
Subsidiaries



By: /s/ Richard A. Stein                By:
   ---------------------------------       ---------------------------------
    Richard A. Stein                        Aven A. Kerr
    Executive Vice President and            Executive Vice President and
      Chief Financial Officer                 Chief Operating Officer



------------------------------------    ------------------------------------
Date                                    Date

                  [LIST AND ATTACH ALL EXHIBITS AND SCHEDULES]

                                                                  Schedule 3.1.2
                                                                  Schedule 3.1.3




                        NOVACARE EMPLOYEE SERVICES, INC.
                          SERVICE CONTRACT TERM SHEET
                     JULY 1, 1999 THROUGH DECEMBER 31, 1999

1. MONTHLY PAYROLL, BENEFIT AND HUMAN RESOURCE ADMINISTRATION FEE PER WORKSITE EMPLOYEE - $55

     1. Payroll Responsibilities. NovaCare Employee Services, Inc. (NCES) shall be responsible for the following payroll functions with respect to Worksite
Employees:

        (i) Payment of wages based on hours, wage and salary rates and other information supplied by Hanger Orthopedic Group, Inc. ("Client").

        (ii) Calculation of Paid Time Off (in accordance with Client's policies);

        (iv) Collection, reporting and payment of applicable federal, state and local payroll taxes; and

        (v) Implementation of all garnishment orders, coordination of proper deductions of all monies owed under promissory notes from Worksite Employees, processing of expense reports, and all other reporting required by state and federal agencies, such as new hire reporting.

     2. Benefits Administration Responsibilities. NCES shall be responsible for the following benefit administration functions with respect to Worksite
Employees:

        (i) Collection of employee contributions, payment of premiums and administration under the benefit administration plans;

        (ii)  Reporting and payment of applicable state unemployment insurance;

        (iii) Administration of unemployment compensation claims;

        (iv) Payment of workers' compensation insurance premiums and administration and management of workers' compensation claims, including payment of claims not paid by an insurance carrier or other third party.

                                                                  Schedule 3.1.2
                                                                  Schedule 3.1.3


     (v) Coordination of all leave of absence programs, including but not limited to family medical leave and disability leave; administration of all state required benefit plans, such as short term disability plans; COBRA and HIPPA administration; and processing all 5500 tax filings required for all benefit plans; and

     (vi) Providing the Client with a list of all the benefits and plans being administered and/or provided by NCES to the Worksite Employees, and the delivery within thirty (30) days of executing this agreement, by NCES to the Client, of complete copies of all benefit contracts and plans covering the Worksite Employees with proof that NCES is the contract holder thereof.


     3. Human Resource Administrative Responsibilities. NCES shall be responsible for the following administrative functions with respect to Worksite
Employees:

     (i) Completion, reporting and maintenance of payroll and benefit plan records, with the exception of records of hours worked, which shall be collected, verified and maintained by Client, provided that Client shall make available to Nova Care copies of such records of hours worked as NCES may require for the purpose of maintaining the benefit plans:

     (ii) Analysis, transfer and integration of payroll and benefits for (a) Worksite Employees newly employed and the integration of all persons hired by NovaCare O & P during the term of the Agreement between the Client and NCES, and (b) Worksite Employees whose employment is terminated;

     (iii) Operation of an employee service center providing Worksite Employees with access for the purpose of making changes and resolving questions related to benefit plans and paychecks;

     (iv) Develop, maintain and implement a system designed to report (a) service of payroll "On time" delivery and accuracy; and (b) responsiveness to incoming 1-800 calls to service centers in each case in a report having a format reasonably satisfactory to Client.

     (v) Provision of reports within ten (10) days after the last day of each calendar month showing its performance compared to the performance standards to be established, in a form to be agreed upon;

     (vi) Provision of reasonable standardized reports such as referenced in
Section 4.3(v) and illustrated in the samples attached as Schedule 4.3(iv);

                                                                  Schedule 3.1.2
                                                                  Schedule 3.1.3


          (vii) Record Maintenance - maintain accurate and complete personnel files for active and terminated employees to the extent such information is provided by Client, including all information required by state and federal law and by the policies and procedures of Client, including, but not limited to, information relating to performance appraisals, I-9 forms, records of disciplinary action, staff certification and licensure; ensure compliance with applicable records retention requirements; respond to Client's requests for copies of such records in a reasonably prompt timeframe and/or as reasonably requested by Client; and

          (viii) Database Management - maintain accurate and complete employee information and history on human resource information system, based on information provided by Client.

II. MONTHLY BENEFIT/RISK MANAGEMENT CHARGE PER WSE - $92.50. Fee for procurement and management of the benefit and risk management programs for the Worksite Employees. Benefit management program will include health, vision, dental, life insurance, workers' compensation and state unemployment tax plans.

III. PASS THROUGH COSTS: Fees do not include or contemplate actual costs incurred for remittance of premium payments or claims incurred in association with the Insured (Life, LTD, Dental, HMO) or self-insured (medical, dental) benefit plans. Payment for such premiums or claims shall be the responsibility of the Client; NCES will bill the Client for such costs in the second week of each month. Should this agreement terminate, Client shall retain responsibility for payment of all claims properly surfaced through a designated run-off period, in keeping with the provisions of the applicable insurance contracts.

IV. WIND DOWN FEES: Should the parties terminate this agreement effective 12/31/99, Client agrees to reimburse NCES actual employer wind down costs in an amount not to exceed $50,000, payable within 30 days of the termination date of this agreement, unless such date is December 31, 2000 or later, in which case no wind down fees shall be applicable.

V. 401K PLAN SHUT DOWN FEES: In return for the administration of terminating the 401K plan (which results from prior O & P acquisitions), Client agrees to pay NCES $9,500 per month for a period of six months, commencing July 1, 1999 and ending December 31, 1999 for a total of $57,000.00. Payment shall be rendered by Client effective the first of each month.

                                                                  Schedule 3.1.2
                                                                  Schedule 3.1.3

VI.    EXCLUDED SERVICES

       1. Fees do not include recruiting or HR consulting services. Fees for these services to be negotiated once scope of services is defined.

       2. Fees do not include activities associated with requests for additional hardware, networking or programming which fall outside the scope of set-ups in place as of July 1, 1999. Fees for such services shall be negotiated at the time of request on a time and materials project basis.

       3. Fees do not include costs of activities associated with the provision of a Benefits Open Enrollment Process. Should the parties agree to extend this agreement, for a minimum of an additional 6 months, thereby necessitating NCES to engage in the procurement, plan design and administration of a benefits open enrollment period, Client and NCES shall negotiate and agree to fees for which Client shall be responsible for such procurement, design and administration.

       4. Fees do not include naming Client as an additional insured on any of its commercial insurance policies or for the procurement of any additional commercial insurance coverage. The term "commercial insurance" does not include benefits or workers' compensation insurance.

       6. Fees do not include the cost of establishing an 800 number for Worksite Employees calls, nor do they include any monthly service charges associated therewith.

VII. TERM: To begin with Buyer's acquisition and last for a minimum of six months.

VIII. GUARANTEED MINIMUM: Fees will be charged based upon a minimum number of Worksite Employees not to be less than 2,000 during the agreement term.

XI. PAYMENT TERMS: Client will wire transfer to NCES, the day prior to payroll distribution, all payroll, payroll related taxes, one-half of the monthly benefit and payroll administrative fee prior to delivery of each payroll.

X. TERMINATION PROVISIONS: In the event of termination of this agreement, NCES will supply client with a copy of electronic files of current legally pertinent employee data. Hard copies of existing employee files may also be provided to Client, as long as Client and NCES can agree in writing to the amount Client shall reimburse NCES for such provision including but not limited to costs of copying, packaging, associated labor, postage and delivery.